Press Release	Exhibit 99.1 Source: Par Pharmaceutical Companies, Inc.

Par Pharmaceutical Announces Promotions and Executive Staff Reorganization
Tuesday September 20, 2:03 pm ET

SPRING VALLEY, N.Y., Sept. 20 /PRNewswire-FirstCall/ -- Par Pharmaceutical Companies, Inc. (NYSE: PRX) today announced an organizational restructuring that includes the creation of two new positions to manage Par's branded and generic pharmaceutical businesses. This new structure will improve decision making and the execution of business activities. Additionally, it will serve to enhance management accountability for the performance of each business by assigning it to the most senior level of each individual organization.

Michael Graves, currently senior vice president, corporate development and strategic planning, has been promoted to the newly created position of president, Generic Products Division. Mr. Graves, 43, will be responsible for developing the strategy for Par's generic pharmaceutical business and successfully executing its business plan. He was also elected a corporate officer by Par's board of directors. Mr. Graves will continue to manage the manufacturing and supply chain functions for the entire company. He began his career with Par in 1998 and has held positions of increasing responsibility in marketing, business development and operations. Prior to joining Par, Mr. Graves was employed with D&K Healthcare Resources, Inc., where he served as vice president, purchasing and marketing. Prior to that, he held positions of increasing responsibility with Cardinal Health, Inc. In 1987, Mr. Graves earned a bachelor of science degree from the State University College of New York at Buffalo.

John A. MacPhee, currently senior vice president, branded marketing and sales, has been promoted to the newly created position of president, Branded Products Division. Mr. MacPhee, 38, was also elected a corporate officer by Par's board of directors. Since joining the company in January 2005, he has led Par's branded initiative. Mr. MacPhee has been instrumental in building a marketing and sales organization, and planning and executing the launch of Megace® ES, Par's first branded pharmaceutical product. In his new position, he will continue to develop strategy and establish priorities for the branded business, including identifying new market opportunities and new product selection. Prior to joining Par, Mr. MacPhee was employed with Forest Laboratories, Inc., where he most recently served as vice president of marketing for Forest Pharmaceuticals, Inc. Mr. MacPhee earned an MBA from New York University in 1996 and a bachelor of arts degree from Columbia College in 1989.

"As Par has grown and expanded its line of businesses, its organizational structure was no longer ideally suited to meet the demands of two increasingly complex and challenging businesses," said Scott Tarriff, president and chief executive officer. "Mike and John have established track records of leadership and success. They have each demonstrated a capacity to grasp responsibility and, simply put, get things done. I am highly confident that they will be very successful in their new roles and that Par will be much better served by its new organizational alignment."

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic pharmaceuticals through its principal subsidiary, Par Pharmaceutical. The company is also developing an additional line of branded pharmaceutical products, the first of which is Megace® ES, for specialty markets. Par currently manufactures, markets or licenses more than 90 prescription drugs. For press release and other company information, visit http://www.parpharm.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against us, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.